     As filed with the Securities and Exchange Commission on April 6, 2000
                                                           Registration No. 333-
================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ___________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                  ___________

                          VISHAY INTERTECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                       38-1686453
  (State or other jurisdiction                           (IRS Employer
 of incorporation or organization)                     Identification No.)

                                   ___________
                               63 Lincoln Highway
                        Malvern, Pennsylvania 19355-2120
                                 (610) 644-1300

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   ___________

                                   Avi D. Eden
                               63 Lincoln Highway
                        Malvern, Pennsylvania 19355-2120
                                 (610) 644-1300

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   ___________

                                    Copy to:
                            Scott S. Rosenblum, Esq.
                             Abbe L. Dienstag, Esq.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022
                                   __________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.


     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.[]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []


(Cover continued on next page)


                                  ___________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

(Cover continued from previous page)

                                  ___________

                        CALCULATION OF REGISTRATION FEE


 Title of each class of      Amount to        Proposed           Proposed          Amount of
    securities to be       be registered       maximum            maximum       registration fee
     registered                             offering price       aggregate
                                             per unit(1)       offering price(1)

Debt Securities(2)

----------------------------------------------------------------------------------------------------

Common Stock, par
 value $0.10 per
 share (3)(4)(5)
----------------------------------------------------------------------------------------------------

             Total        $600,000,000             100%         $600,000,000          $158,400
                               (6)                                   (6)                  (7)

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, and exclusive of accrued interest, if any.

     (2) Subject to note (6) below, there are being registered hereunder an indeterminate principal amount of debt securities. If any debt securities are being issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $600,000,000, less the dollar amount of any securities previously issued hereunder.

     (3) Subject to note (6) below, there are being registered hereunder an indeterminate number of common shares as may be sold, from time to time, by the Registrant.

     (4) Including such indeterminable number of common shares which may from time to time be issued upon conversion or exchange of debt securities registered hereunder, to the extent any of such debt securities are by their terms convertible into such common shares. Under Rule 457(i), no fee is payable with respect to such common shares.

     (5) With attached rights to purchase additional common shares in certain circumstances. These rights trade with the common shares and their value, if any, is reflected in the market price of the common shares.

     (6) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $600,000,000, or its equivalent if some or all of the debt securities are denominated in one or more foreign currencies, foreign currency units or composite currencies. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

     (7) The amount of registration fee, calculated in accordance with Section 6(b) of the Securities Act of 1933, as amended, and Rule 457(o) promulgated thereunder, is .000264 of the maximum aggregate offering price at which the securities registered pursuant to this Registration Statement are proposed to be offered.

                   SUBJECT TO COMPLETION, DATED APRIL 6, 2000

PROSPECTUS

                                  $600,000,000

                          Vishay Intertechnology, Inc.

                                Debt Securities
                                  Common Stock

                                  ___________

  Vishay Intertechnology, Inc. may offer from time to time:

               o     unsecured debt securities; and

               o     common stock.

Certain stockholders of Vishay may also sell common stock.

     The specific terms and amounts of the securities, and the identities of and other information regarding any selling stockholders, will be fully described in a prospectus supplement that will accompany this prospectus. Please read both the prospectus supplement and this prospectus carefully before you invest.

     This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

                                  ___________

     Investing in debt securities or common stock involves risks that are described in the "Risk Factors" section beginning on Page 6 of this prospectus.

                                  ___________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.



                     The date of this prospectus is , 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

    In connection with this offering, Vishay has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, relating to the securities. As permitted by the SEC rules, this document omits certain information included in the registration statement. For a more complete understanding of the securities and this offering, you should refer to the registration statement, including its exhibits.

    Vishay files annual, quarterly and current reports, proxy statements and other information with the SEC. Vishay's filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document Vishay files with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Vishay's common shares are listed on the New York Stock Exchange under the symbol "VSH". You can obtain information about Vishay from the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

    The SEC allows Vishay to "incorporate by reference" information contained in documents filed with the SEC, which means that Vishay can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about Vishay that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this document, and later information filed with the SEC may update and supersede this information.
Vishay incorporates by reference its Annual Report on Form 10-K for the year ended December 31, 1999 and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934 prior to the end of the offering of securities under this document.

    You may request a copy of these filings at no cost, by writing or calling Vishay at the following address and telephone number:

          Vishay Intertechnology, Inc.
          63 Lincoln Highway
          Malvern, Pennsylvania  19355-2120
          (610) 644-1300
          Attention: Richard N. Grubb

    Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

    You should rely only on the information provided or incorporated by reference in this document. Vishay has not authorized anyone else to provide you with different information. You should not assume that the information in this document is accurate as of any date after the date on the front of this document.

     This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                               TABLE OF CONTENTS



                                                                     Page
                                                                     ----

Where You Can Find More Information.............................       2
Forward Looking Information.....................................       4
Risk Factors....................................................       6
Vishay..........................................................      10
Use of Proceeds.................................................      11
Ratio of Earnings to Fixed Charges..............................      11
Description of the Debt Securities..............................      12
Description of Capital Stock....................................      21
Plan of Distribution............................................      22
Legal Matters...................................................      23
Experts.........................................................      23


                          FORWARD LOOKING INFORMATION

     Certain statements contained or incorporated by reference in this document are "forward looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All forward looking statements involve risks and uncertainties. In particular, any statement contained in this document or any document incorporated by reference in this document regarding demand for the Company's products, future sales, operating margins and efficiencies, the consummation and benefits of future acquisitions, and product development and expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of Vishay, which may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements. Factors that might affect such forward looking statements include, among other things:

 . a decline in demand for Vishay's products by customers, including OEMs and distributors,

 .  backlog cancellations,

 . failure to maintain the current strong pricing environment which has resulted from shortages of products manufactured by Vishay,

 .  competitive pressures,

 .  recessionary trends,

 .  currency fluctuations and

 . the application of relevant accounting principles and any changes in such principles.

 .  changes in laws

 .  cancellation of government grants or tax benefits

 .  labor unrest

 .  factory under-utilization and

 .  capacity constraints.

     Please see Vishay's 1999 Annual Report on Form 10-K incorporated by reference in this prospectus for a more comprehensive list of these factors.

     See also "Risk Factors."

                                  RISK FACTORS

     An investment in the securities offered through this prospectus involves certain risks. You should carefully consider the following risks, as well as other information contained elsewhere in this prospectus or incorporated by reference in this prospectus.

Current Strong Demand for Vishay's Products

The current strong demand for Vishay's products may not continue.

     Vishay is currently benefiting from strong demand for the products produced by Vishay's customers, which has created strong demand for and an acute shortage of the types of products manufactured by Vishay. This shortage has enabled Vishay to increase prices for certain products, thereby increasing its gross margins, and has also increased sales volumes. The current strong demand may not continue. In the past, adverse economic trends that resulted in a slowdown in demand for electronic components materially and adversely impacted Vishay's results of operations. A decrease in the current demand for Vishay's products or an increase in supply due to the expansion of production capacity by Vishay's competitors could cause a significant drop in average sales prices, which could, in turn, cause a reduction in Vishay's gross margins and operating profits.

Vishay may not have adequate facilities to satisfy the current strong demand for its products.

     Vishay may have difficulty expanding its manufacturing to satisfy the current strong demand for its products. Factors which could limit such expansion include delays in procurement of manufacturing equipment, shortages of skilled personnel and capacity constraints at Vishay's facilities. If Vishay is unable to meet its customers' requirements and its competitors sufficiently expand production, Vishay could lose customers and/or market share. This could have an adverse effect on Vishay's financial condition and results of operation.

General Business Risks

To remain successful, Vishay must continue to innovate.

     Vishay's future operating results are dependent on its ability to continually develop, introduce and market new and innovative products, to modify existing products to respond to technological change and to customize certain products to meet customer requirements. There are numerous risks inherent in this process, including the risks that Vishay will be unable to anticipate the direction of technological change or that Vishay will be unable to develop and market new products and applications in a timely fashion to satisfy customer demands. If this occurs, Vishay could lose customers and experience adverse effects on its financial condition and results of operation.

In the past Vishay has grown through acquisition but this may not continue.

     Vishay's historic growth in revenues and net earnings has resulted in large part from its strategy of expansion through acquisitions. However, we cannot assure you that Vishay will identify or succeed in consummating transactions with suitable acquisition candidates in the future. From time to time, when Vishay is in the process of pursuing a strategic acquisition, Vishay or the acquisition target may feel compelled in order to comply with applicable law or for other reasons to announce the potential acquisition or Vishay's desire to enter into a certain market prior to the parties' entering into formal agreements. If an acquisition is announced and then not consummated, Vishay's credibility in the financial markets could suffer.

Vishay's results are sensitive to raw material availability, quality and cost.

     Many of Vishay's products require the use of raw materials which are produced in only a limited number of regions around the world or are available from only a limited number of suppliers. Vishay's results of operations may be adversely affected if Vishay has difficulty obtaining these raw materials, the quality of available raw materials deteriorates or if there are significant price increases for these raw materials.

     Vishay is a major consumer of the world's annual production of tantalum, a material used in the manufacture of tantalum capacitors. There are currently three major suppliers that process tantalum ore into capacitor grade tantalum powder. Vishay believes that in the long term there exist sufficient tantalum ore reserves and a sufficient number of tantalum processors to satisfy demand. However, in the short term, there may be shortages of tantalum powder which could lead to increased prices that Vishay may not be able to pass on to its customers.

     Palladium, which is used to produce multi-layer ceramic capacitors, is currently found primarily in South Africa and Russia. Palladium is a commodity product that is subject to price volatility. The price of palladium fluctuated in the range of approximately $127 to $440 per troy ounce during the three years ended December 31, 1999. Since that time, it has been as high as $775 per troy ounce, and on April 5, 2000, it was $590 per troy ounce. Vishay believes that there may be a short-term shortage of palladium, which may affect the cost of palladium and Vishay's ability to increase production of multi-layer ceramic capacitors to meet increased demand. Vishay may be unable to pass on the increased palladium costs to its customers, which would have an adverse effect on the margins of those products using this metal.

Vishay's backlog is subject to customer cancellation.

     Many of the orders that comprise Vishay's backlog may be canceled by customers without penalty. Customers may on occasion double and triple order components from multiple sources to ensure timely delivery when backlog is particularly long. Therefore, Vishay cannot be certain the amount of its backlog has not been overstated. Vishay's results of operations could be adversely impacted if customers were to cancel a material portion of orders in Vishay's backlog and this produced a significant decrease in demand for Vishay's products.

Vishay faces intense competition in its business.

  Vishay's business is highly competitive worldwide, with low transportation costs and few import barriers. Vishay competes principally on the basis of product quality and reliability, availability, customer service, technological innovation, timely delivery and price. The electronics components industry has become increasingly concentrated and globalized in recent years and Vishay's major competitors, some of which are larger than Vishay, have significant financial resources and technological capabilities.

Future changes in Vishay's environmental liability and compliance obligations may harm Vishay's ability to operate or increase costs.

  Vishay's manufacturing operations are subject to environmental laws and regulations governing air emissions, wastewater discharges, the handling, disposal and remediation of hazardous substances and certain chemicals used and generated in Vishay's manufacturing processes, and employee health and safety. More stringent environmental regulations may be enacted in the future, and Vishay cannot presently determine the modifications, if any, in Vishay's operations that any such future regulations might require, or the cost of compliance with these regulations. In order to resolve liabilities at various sites, Vishay has entered into various administrative orders and consent decrees, some of which may, under certain conditions, be reopened or subject to renegotiation.

International Operations and Sales; Restructuring to Lower Cost Regions

Vishay derives a substantial amount of its revenues from outside the United States.

     Approximately 71% of Vishay's revenues during 1999 were derived from sales to customers outside the United States. Vishay's operating results could be adversely affected by currency exchange rate fluctuations, regional inflation, changes in monetary policy and tariffs, changes in local laws and regulations in foreign jurisdictions, international trade restrictions, intergovernmental disputes, local laws that increase labor costs and reduction or cancellation of government grants, tax benefits or other incentives.

Vishay obtains substantial benefits by operating in Israel, but these benefits may not continue.

     Vishay has increased its operations in Israel over the past several years. The low tax rates in Israel applicable to earnings of Vishay's operations in that country, compared to the rates in the U.S., have had the effect of increasing Vishay's net earnings. In addition, Vishay has taken advantage of certain incentive programs in Israel, which take the form of grants designed to increase employment in Israel. Any significant increase in the Israeli tax rates or reduction or elimination of the Israeli grant programs that have benefited Vishay could have an adverse impact on Vishay's results of operations. See Note 1 to the Consolidated Financial Statements in Vishay's 1999 Annual Report on Form 10-K incorporated by reference in this prospectus for a description of Vishay's accounting policy for grants received by certain subsidiaries from governments outside the United States.

Vishay attempts to improve profitability by operating in countries in which labor costs are low, but the shift of operations to these regions may entail considerable expense.

     Vishay's strategy is aimed at achieving significant production cost savings through the transfer and expansion of manufacturing operations to and in countries with lower production costs, such as Israel, Mexico, Portugal, the Czech Republic, Taiwan and the People's Republic of China. In this process, Vishay may experience under-utilization of certain plants and factories in high labor cost regions and capacity constraints in plants and factories located in low labor cost regions. This may result initially in production inefficiencies and higher costs. Such costs include those associated with compensation in connection with work force reductions and plant closings in the higher labor cost regions, and start-up expenses, manufacturing and construction delays, and increased depreciation costs in connection with the initiation or expansion of production in lower labor cost regions. For example, during 1998, restructuring costs were particularly high as a result of Vishay's accelerated effort to streamline operations in response to the continued weakness in the international electronic components market at the time.

     As Vishay implements transfers of certain of its operations it may experience strikes or other types of labor unrest as a result of lay-offs or termination of Vishay's employees in high labor cost countries.

The Class B Common Stock

The holders of Class B common stock have voting control of Vishay.

     The holders of common stock are entitled to one vote for each share held, while the holders of Class B common stock are entitled to 10 votes for each share held. Currently, the holders of the Class B common stock hold 57.8 % of the voting power of Vishay. As a result, the holders of Class B common stock are able to cause the election of their nominees as directors of Vishay. The holders of the Class B common stock may also be able to approve other action as stockholders without obtaining the votes of other stockholders of Vishay.

The existence of the Class B common stock may deprive other stockholders of a premium value for their shares in a takeover.

     The effective control of Vishay by holders of the Class B common stock may make Vishay less attractive as a target for a takeover proposal. It may also render more difficult or discourage a merger proposal or proxy contest for the removal of the incumbent directors, even if such actions were favored by all stockholders of Vishay other than the holders of the Class B common stock. Accordingly, this may deprive the holders of common stock of an opportunity they might otherwise have to sell their shares at a premium over the prevailing market price in connection with a merger or acquisition of Vishay with or by another company.

                                     VISHAY

     Vishay is a leading international manufacturer and supplier of discrete passive electronic components and discrete active electronic components, particularly resistors, capacitors, inductors, diodes and transistors. Passive electronic components and discrete active electronic components are primary elements of virtually every electronic circuit. Vishay offers its customers "one-stop" access to one of the most comprehensive electronic component lines of any manufacturer in the United States or Europe. Vishay manufactures one of the broadest lines of surface mount devices, a format for electronic components that has evolved into the standard required by most customers. Vishay also continues to produce components in the traditional leaded form. Components manufactured by Vishay are used in virtually all types of electronic products, including those in the computer, telecommunications, military/aerospace, instrument, automotive, medical and consumer electronics industries.

     Vishay is a Delaware corporation. Its principal executive offices are located at 63 Lincoln Highway, Malvern, Pennsylvania 19355-2120, and its telephone number there is (610) 644-1300.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, Vishay intends to use the net proceeds from the sale of the securities to refinance, in part, existing indebtedness, to finance acquisitions and for general corporate purposes. Funds not required immediately for such purposes may be invested temporarily in short-term marketable securities.

     Vishay will not receive the proceeds of the sale of common stock by any selling stockholder, except for the exercise price of any stock options through which some stockholders may have acquired the shares of common stock that they sell.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of Vishay for the years ended December 31, 1999, 1998, 1997, 1996 and 1995.


                                         1999           1998           1997           1996           1995
                                         ----           ----           ----           ----           ----
Ratio of earnings to
fixed charges(1)...................      3.16           1.72           4.96           4.36           4.67
                                         ====           ====           ====           ====           ====


___________

(1) For the purpose of determining the ratio of earning to fixed charges, earnings consist of income before minority interest, income taxes and fixed charges, less equity in net income of affiliate. Fixed charges consist of interest expense, amortization of deferred issue costs and the portion of rent expense representative of interest.

                        DESCRIPTION OF THE DEBT SECURITIES

     The debt securities will be issued under an indenture between Vishay and the trustee under the indenture. The following description is subject to the detailed provisions of the indenture, a copy of which can be obtained upon request from Vishay. See "Where You Can Find More Information" on page 2. The indenture is subject to, and governed by, the Trust Indenture Act of 1939. The statements made in this section relating to the indenture and to the debt securities to be issued under the Indenture are summaries and do not purport to be complete. For a full description of the terms of the debt securities, you should refer to the indenture, as supplemented by any applicable supplemental indentures.

     The following is a description of the general terms and provisions of the debt securities set forth in the indenture and which may apply to any series of debt securities. The particular terms of a series of debt securities and the extent, if any, to which these general terms do not apply to such debt securities, will be set forth in a supplemental indenture and described in the prospectus supplement relating to the particular series of debt securities. See "Prospectus Supplements" below. Accordingly, for a description of the terms and provisions of any particular series of debt securities, you must refer to both this description and the description of such particular series contained in the applicable prospectus supplement.

General

     The debt securities will be direct, unsecured obligations of Vishay and rank equally with other unsecured obligations of Vishay for money borrowed. The debt securities will be effectively subordinated to all existing and future indebtedness and other liabilities of Vishay's subsidiaries. Vishay's rights and the rights of its creditors, including holders of debt securities, to participate in any distribution of assets of any subsidiary upon a liquidation or reorganization or otherwise of such subsidiary will be effectively subordinated to the claims of the subsidiary's creditors, except to the extent that Vishay or any of its creditors may itself be a creditor of that subsidiary.

     The indenture does not limit other indebtedness or securities which may be incurred or issued by Vishay or any of its subsidiaries or contain financial or similar restrictions on Vishay or any of its subsidiaries. There are no covenants or provisions contained in the indenture which afford the holders of debt securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Vishay. The consummation of any highly leveraged transaction, reorganization, restructuring, merger or similar transaction could cause a material decline in the credit quality of any outstanding debt securities.

     Debt securities may be issued either in certificated, fully registered form, without coupons, or as global notes under a book-entry system. See "Book-Entry, Delivery and Form" below. Upon receipt of an authentication order from Vishay together with any other documentation required by the indenture, the trustee will authenticate debt securities in the form and amount required by the supplemental indenture relating to the series of debt securities.

     Principal and premium, if any, will be payable, and the debt securities will be transferable and exchangeable without any service charge, at the office of the trustee. Vishay may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any such transfer or exchange.

     The indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder.

Prospectus Supplements

     The following terms of and information relating to a particular series of debt securities offered pursuant to this document will be set forth in the applicable prospectus supplement:

     .    the title of the debt securities

     .    the aggregate principal amount of the debt securities

     . the date or dates on which principal of, and premium, if any, on the debt securities is payable

     . the rate at which the debt securities shall bear interest, if any, or the method by which the interest rate will be determined

     . the date or dates from which interest will accrue and on which interest will be payable and any related record dates

     .    any redemption, repayment or sinking fund provisions

     . the terms, if any, upon which the debt securities may be convertible into or exchanged for securities of any kind of Vishay or of any other issuer or obligor and the terms and conditions upon which such conversion or exchange shall be effected

     . the terms, if any, upon which the debt securities may be subordinated to any other indebtedness of Vishay

     .    the denominations in which the debt securities will be issuable

     .    any applicable material income tax considerations

     . if other than the principal amount of the debt securities, the portion of the principal amount due upon acceleration

     . whether the debt securities will be issued in the form of a global security or securities

     . any covenants, including any restrictive covenants, of Vishay with respect to the debt securities provided in an applicable supplemental indenture

     . if applicable, the terms and conditions pursuant to which Vishay can discharge certain obligations under the indenture with respect to any series of debt securities by depositing with the trustee funds in an amount sufficient to pay at maturity or upon redemption the principal, premium and interest on such debt securities

     .    any other specific terms of the debt securities

     . if other than the trustee named in the indenture, the identity of any trustees, paying agents or registrars with respect to the debt securities

Book-Entry, Delivery and Form

The Global Notes

     A series of debt securities may be issued in whole or in part in the form of one or more global securities under a book-entry system. Each global security:

     . will be deposited with, or on behalf of, The Depository Trust Company, and registered in the name of Cede & Co., as DTC's nominee, or

     . will remain in the custody of the trustee pursuant to a FAST Balance Certificate Agreement between DTC and the trustee.

Certain Book-Entry Procedures for the Global Notes

     The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and its participants and are subject to change by them from time to time. Vishay takes no responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

     DTC has advised Vishay that it is:

     . a limited purpose trust company organized under the laws of the State of New York,

     .    a "banking organization" within the meaning of the New York Banking
          Law,

     .    a member of the Federal Reserve System,

     . a "clearing corporation" within the meaning of Article 8 of the Uniform Commercial Code, and

     .    a "clearing agency" registered pursuant to Section 17A of the Exchange
          Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants.

     Vishay expects that pursuant to procedures established by DTC:

         1. upon the deposit of global notes representing debt securities with DTC, DTC will credit the accounts of its participants with an interest in the global notes. The accounts to be credited will be designated by the underwriters or agents, if any, or by Vishay, if such debt securities were offered and sold directly by Vishay; and

         2. ownership of the debt securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of its participants, and the records of DTC's participants and indirect participants, with respect to the interests of other owners of beneficial interest in the debt securities.

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the debt securities represented by global notes to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through a DTC participant, the ability of a person having an interest in debt securities represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have debt securities represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities, and will not be considered the owners or holders thereof under the indenture for any purpose.

     Payments with respect to the principal of, and premium, if any, and interest on, any debt securities represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such debt securities under the indenture. Under the terms of the indenture, Vishay and the trustee may treat the persons in whose names the global notes are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Consequently, neither Vishay nor the trustee nor any agent of Vishay or the trustee has or will have any responsibility or liability for:

     . any aspect of DTC's records or any participant's or indirect participant's records relating to, or payments made on account of, any beneficial ownership interest in the global notes of any series, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests of the global notes of such series; or

     . any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     DTC has advised Vishay that its current practice, upon receipt of any payment in respect of securities such as the notes including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of either series of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee, or Vishay. Neither Vishay nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Certificated Debt Securities

     If:

         1. Vishay notifies the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,

         2. Vishay, at its option, notifies the trustee in writing that it elects to cause the issuance of debt securities in definitive form under the indenture, or

         3. upon the occurrence of certain other events as provided in the Indenture, then, upon surrender by DTC of the global notes representing the debt securities, certificated debt securities will be issued in the names and denominations requested by DTC in accordance with its customary procedures. Upon any such issuance, the trustee is required to register the certificated debt securities in the names of the designated persons, or their nominees, and cause the certificates to be delivered to them.

     Neither Vishay nor the trustee shall be liable for any delay by DTC or any DTC participant or indirect participant in identifying the beneficial owners of the related debt securities and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

Merger, Consolidation, Sale or Conveyance

     The indenture provides that Vishay will not merge or consolidate with any other corporation or person and will not sell or convey all or substantially all of its assets to any person, unless:

         1.  Vishay is the continuing corporation, or

         2. the successor corporation or person that acquires all or substantially all of the assets of Vishay, shall expressly assume,

     . the payment of principal of, premium, if any, and interest on all debt securities issued under the indenture, and

     . the observance of all the covenants and agreements under the indenture to be performed or observed by Vishay,

and in either case, immediately after such merger, consolidation, sale or conveyance, Vishay, or such successor corporation or person, as the case may be, shall not be in default in the performance of the covenants and agreements of the indenture to be performed or observed by Vishay.

Events of Default

     An event of default with respect to a series of debt securities issued under the indenture is defined in the indenture as being:

     . a default for 30 days in payment of any interest on any debt securities of such series;

     . a default in any payment of principal of, or sinking fund installment, if any, on, any debt securities of such series;

     . a default by Vishay in performance of any other of the covenants or agreements in respect of the debt securities of such series or the indenture that continues for 90 days after Vishay has been given notice of such failure in accordance with the indenture;

     . certain events involving bankruptcy, insolvency or reorganization of Vishay.

     The indenture provides that the trustee shall transmit notice of any uncured default under the indenture with respect to any series of debt securities issued thereunder, within 90 days after the occurrence of such default, to the holders of the debt securities of each affected series, except that the trustee may withhold notice to the holders of any series of debt securities of any default, except in payment of principal of, premium, if any, or interest on such series, if the trustee considers it in the interest of the holders of such series of debt securities to do so.

     If an event of default due to:

     . the default in payment of interest, principal or sinking fund installment with respect to any series of debt securities issued under the indenture, or

     . the default in the performance or breach of any other covenant or agreement of Vishay applicable to such series but not applicable to all outstanding debt securities issued under the indenture,

shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of the debt securities of such series then outstanding may declare the principal of all debt securities of such series and interest accrued thereon to be due and payable immediately.

  If an event of default due to:

     . a default in the performance or breach of any other of the covenants or agreements of Vishay applicable to all outstanding debt securities issued under the indenture;

     .    certain events of bankruptcy, insolvency and reorganization of Vishay,

shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of all debt securities issued under the indenture and then outstanding, treated as one class, may declare the principal of all such debt securities and interest accrued thereon to be due and payable immediately.

     Upon certain conditions, such declarations may be annulled and past defaults may be waived by the holders of a majority in principal amount of the outstanding debt securities of an affected series, voting as a separate class, or all debt securities outstanding under the indenture, voting as a single class, as the case may be. Past defaults may be waived in this manner only if

Vishay has paid all previously matured interest and principal payments, other than payments that became due by acceleration.

     The holders of a majority in principal amount of the outstanding debt securities of each affected series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the debt securities of such series, subject to certain limitations specified in the indenture.

     The indenture provides that no holder of debt securities of any series may institute any action against Vishay under the indenture, except actions for payment of overdue principal, premium, if any, or interest, unless such holder previously shall have given to the trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the debt securities of such series then outstanding shall have requested the trustee to institute such action and shall have offered the trustee reasonable indemnity, and the trustee shall not have instituted such action within 60 days of such request, and the trustee shall not have received direction inconsistent with such request by the holders of a majority in principal amount of the debt securities of such series then outstanding.

     The indenture requires the annual filing by Vishay with the trustee of a written statement as to compliance with the covenants and agreements contained in the indenture.

Modification of the Indenture

     The indenture contains provisions permitting Vishay and the trustee, with the consent of the holders of not less than a majority of the principal amount of all affected series of the debt securities issued under the indenture at the time outstanding, voting as one class, to modify the indenture or any supplemental indenture or the rights of the holders of the debt securities of such series. Without the consent of the holder of each debt security affected, the indenture cannot be modified to:

          1. extend the final maturity of any of the debt securities or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or impair or affect the right of any holder of the debt securities to institute suit for the payment thereof, or

          2. alter the requirement that, the consent of the holders of each debt security affected is required for any such modification.

     The indenture contains provisions permitting Vishay and the trustee, without the consent of any holders of debt securities, to enter into a supplemental indenture, among other things, for purposes of

     .    curing any ambiguity,

     . correcting or supplementing any provision contained in the indenture or in any supplemental indenture or making other provisions in regard to the matters or questions arising under the indenture or any supplemental indenture as the Board of Directors of Vishay deems necessary or desirable and which does not adversely affect the interests of the holders of debt securities in any material respect, or

     . establishing the form or terms of any series of debt securities as are not otherwise inconsistent with any of the provisions of the indenture.

Concerning the Trustee

     The trustee may hold debt securities issued under the indenture, act as a depository for funds of, make loans to, or perform other services for, Vishay and its subsidiaries as if it were not the trustee.

                          DESCRIPTION OF CAPITAL STOCK

     The aggregate number of shares of capital stock which Vishay has authority to issue is 171,000,000 shares: 1,000,000 shares of preferred stock, par value $1.00 per share, 150,000,000 shares of common stock, par value $.10 per share, and 20,000,000 shares of Class B common stock, par value $.10 per share. No shares of preferred stock have been issued. At April 4, 2000, there were 75,700,828 shares of common stock and 10,369,932 shares of Class B common stock outstanding.

     After any required payment on shares of preferred stock, holders of common stock and Class B common stock are entitled to receive, and share ratably on a per share basis, all dividends and other distributions declared by the Board of Directors of Vishay. In the event of a stock dividend or stock split, holders of common stock will receive shares of common stock and holders of Class B common stock will receive shares of Class B common stock. Neither the common stock nor the Class B common stock may be split, divided or combined unless the other is split, divided or combined equally.

     The holders of common stock are entitled to one vote for each share held. Holders of Class B common stock are entitled to 10 votes for each share held. The common stock and the Class B common stock vote together as one class on all matters subject to stockholder approval, except as set forth in the following sentence. The approval of the holders of common stock and of Class B common stock, each voting separately as a class, is required to authorize issuances of additional shares of Class B common stock other than in connection with stock splits and stock dividends.

     Shares of Class B common stock are convertible into shares of common stock on a one-to-one basis at any time at the option of the holder thereof. The Class B common stock is not transferable except to the holder's spouse, certain of such holder's relatives, certain trusts established for the benefit of the holder, the holder's spouse or relatives, corporations and partnerships beneficially owned and controlled by such holder, such holder's spouse or relatives, charitable organizations and such holder's estate. Upon any transfer made in violation of those restrictions, shares of Class B common stock will be automatically converted into shares of common stock on a one-for-one basis. Neither the holders of common stock nor the holders of Class B common stock have any preemptive rights to subscribe for additional shares of capital stock of Vishay.

     The common stock is listed on the New York Stock Exchange. There is no public market for shares of Company's Class B common stock. All outstanding shares of common stock and Class B common stock are, and upon issuance, the shares of common stock to be sold hereunder will be, validly issued, fully paid and non-assessable.

     Vishay furnishes to its stockholders annual reports containing financial statements certified by an independent public accounting firm. In addition, Vishay furnishes to its stockholders quarterly reports containing unaudited financial information for each of the first three quarters of each year.

     American Stock Transfer & Trust Company is the transfer agent and registrar of Vishay's common stock and Class B common stock.

                              PLAN OF DISTRIBUTION

     Vishay and any selling stockholders may sell securities to or through underwriters or dealers, and also may sell securities directly to other purchasers or through agents. Each prospectus supplement will describe the method of distribution of the offered securities and the identities of any selling stockholders. Dr. Felix Zandman, Vishay's chief executive officer, will not be a selling stockholder.

     The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of securities, underwriters may receive compensation from Vishay and any selling stockholders or from purchasers of securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Dealers, and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions received by them from Vishay and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. Any such underwriter or agent will be identified, and any such compensation received from Vishay will be described, in the prospectus supplement.

     Underwriters and agents who participate in the distribution of securities may be entitled under agreements which may be entered into by Vishay and the selling stockholders, if any, to indemnification by Vishay and the selling stockholders, if any, against certain liabilities, including liabilities under the Securities Act of 1933.

     If so indicated in the applicable prospectus supplement, Vishay and the selling stockholders, if any, will authorize underwriters or other persons acting as Vishay's and the selling stockholders, if any, agents to solicit offers by certain institutions to purchase offered securities from Vishay and the selling stockholders, if any, pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include:

     .    commercial and savings banks,

     .    insurance companies,

     .    pension funds,

     .    investment companies, and

     .    educational and charitable institutions and others,
but in all cases such institutions must be approved by Vishay and the selling stockholders, if any. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

  Selling stockholders may also sell their common stock pursuant to Rule 144 under the Securities Act instead of this prospectus.

                                 LEGAL MATTERS

     Certain legal matters regarding the securities have been passed upon for Vishay by Kramer Levin Naftalis & Frankel LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Vishay Intertechnology, Inc., appearing in Vishay's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The estimated expenses in connection with the issuance and distribution of the Securities covered by this registration statement are as follows:


SEC registration fee (actual)....................................     $  158,400
Printing and engraving expenses..................................     $  200,000
Legal fees and expenses..........................................     $  100,000
Accounting fees and expenses.....................................     $   50,000
Rating agencies' fees............................................     $  650,000
Miscellaneous....................................................     $   91,600
   Total                                                              $1,250,000

Item 20.  Indemnification of Directors and Officers


     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Vishay's certificate of incorporation provides that every person who is or was a director, officer, employee or agent of the corporation shall be indemnified by the corporation against all judgments, payments in settlement, fines, penalties, and other reasonable costs and expenses resulting from any action, proceeding, investigation or claim which is brought or threatened by or in the right of Vishay or by anyone else by reason of such person being or having been a director, officer, employee or agent of Vishay or any act or omission of such person in such capacity. Such indemnification shall be available either if such person is wholly successful in defending such action or if, in the judgment of a court or the Board of Directors or in the opinion of independent legal counsel, such person acted in good faith in what he reasonably believed to be in the best interests of the corporation and was not adjudged liable to the corporation, and, in any criminal action, had no reasonable cause to believe that his action was unlawful. In the case of a derivative action, such indemnification shall not be made other than in respect of a court approved settlement or if, in the opinion of independent counsel, the person satisfied the standard of conduct specified in the prior sentence, the action was without substantial merit, the settlement was in the best interest of Vishay and the payment is permissible under applicable law. Directors may authorize the advancement of reasonable costs and expenses in connection with any such action to the extent permitted under Delaware law. The Vishay certificate of incorporation further provides that no director shall have any personal liability to Vishay or to its stockholders for any monetary damages for breach of fiduciary duty, to the extent permitted under the Delaware General Corporation Law.

     Vishay maintains $55 million of insurance to reimburse the directors and officers of Vishay and its subsidiaries, for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of Vishay or any of its subsidiaries. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by Vishay pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

Item 21.  Exhibits and Financial Statement Schedules

Exhibit No.                                        Description
-----------                                        -----------
           3.1  Composite Amended and Restated Certificate of Incorporation of the Company dated August
                3, 1995.  Incorporated by reference to Exhibit 3.1 to Form 10-Q for the quarter ended
                June 30, 1995 (the "1995 Form 10-Q").  Certificate of Amendment of Composite Amended and
                Restated Certificate of Incorporation of the Company.  Incorporated by reference to
                Exhibit 3.1 to Form 10-Q for the quarter ended June 30, 1997 (the "1997 Form 10-Q").
           3.2  Amended and Restated Bylaws of Registrant.  Incorporated by reference to Exhibit 3.2 to
                Registration Statement No. 33-13833 of Registrant on Form S-2 under the Securities Act of 1933 (the "Form S-2") and Amendment No. 1 to Amended and Restated Bylaws of
                Registrant Incorporated by reference to Exhibit 3.2 to Form 10-K file number 1-7416 for fiscal year ended December 31, 1993 (the "1993 Form 10-K").
           4.1  Form of Indenture
           5.1  Opinion of Kramer Levin Naftalis & Frankel LLP
          10.1  Vishay Intertechnology, Inc. $825,000,000 Long Term Revolving Credit Agreement, dated as of March 2, 1998, by and among Vishay, Comerica Bank, Nationsbanc Montgomery Securities
                LLC and the other banks signatory thereto, and Comerica Bank, as administrative agent.
                Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on
                March 17, 1998.
          10.2  Vishay Intertechnology, Inc. $275,000,000 Short Term Revolving Credit Agreement, dated as of March 2, 1998, by and among Vishay, Comerica Bank, Nationsbanc Montgomery

Exhibit No.                                        Description
-----------                                        -----------
                Securities LLC and the other banks signatory thereto, and Comerica Bank, as administrative agent.  Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on March 17, 1998.
          10.3  Company Guaranty (Long Term), dated March 2, 1998, by Vishay Intertechnology, Inc. to
                Comerica Bank, as administrative agent.  Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on March 17, 1998.
          10.4  Domestic Guaranty (Long Term), dated March 2, 1998, by the Guarantors signatory thereto to Comerica Bank, as administrative agent.  Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on March 17, 1998.
          10.5  Foreign Guaranty (Long Term), dated March 2, 1998, by the Guarantors signatory thereto to Comerica Bank, as administrative agent.  Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on March 17, 1998.
          10.6  Company Guaranty (Short Term), dated March 2, 1998, by Vishay Intertechnology, Inc. to
                Comerica Bank, as administrative agent.  Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed on March 17, 1998.
          10.7  Domestic Guaranty (Short Term), dated March 2, 1998, by the Guarantors signatory thereto to Comerica Bank, as administrative agent.  Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on March 17, 1998.
            12  Computation of Ratio of Earnings to Fixed Charges
          23.1  Consent of Ernst & Young LLP
          23.2  Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as
                Exhibit 5.1 hereto)
            24  Powers of Attorney (contained on the signature pages hereto)
            25  Statement of Eligibility of Trustee on Form T-1*

___________
*    To be filed by amendment.

Item 22.  Undertakings

     (a) The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

          2. That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, State of Pennsylvania, on the 6th day of April, 2000.

                                         Vishay Intertechnology, inc.

                                         By: /s/ Felix Zandman
                                             ---------------------------
                                             Felix Zandman
                                             Director, Chairman of the Board and
                                             Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints FELIX ZANDMAN and AVI D. EDEN, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this registration statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on April 6, 2000 in the capacities indicated below.

             Signature                      Title
             ---------                      -----

/s/Felix Zandman                Director, Chairman of the Board, and Chief
------------------------------- Executive Officer (Principal Executive Officer) Felix Zandman

/s/Avi D. Eden                  Director, Vice-Chairman of the Board,
------------------------------- Executive Vice President and General Counsel Avi D. Eden

/s/Gerald Paul                  Director, President and Chief Operating Officer
-------------------------------
Gerald Paul

/s/Richard N. Grubb             Director, Executive Vice President,
------------------------------- Treasurer and Chief Financial Officer
Richard N. Grubb                (Principal Financial and Accounting Officer)

/s/Robert A. Freece             Director, Senior Vice President
-------------------------------
Robert A. Freece

/s/Eli Hurvitz                  Director
-------------------------------
Eli Hurvitz

/s/Edward B. Shils              Director
-------------------------------
Edward B. Shils

/s/Luella B. Slaner             Director
-------------------------------
Luella B. Slaner

/s/Mark I. Solomon              Director
-------------------------------
Mark I. Solomon

/s/Jean-Claude Tine             Director
-------------------------------
Jean-Claude Tine